UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 22, 2006

PATIENT SAFETY TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	333-124594 (Commission File Number)	13-3419202 (I.R.S. Employer Identification Number)

1800 Century Park East, Ste. 200, Los Angeles, CA 90067
(Address of principal executive offices) (zip code)

(310) 895-7750
(Registrant's telephone number, including area code)

Copies to:
Marc J. Ross, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas
New York, New York 10018
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On August 22, 2006, Patient Safety Technologies, Inc. (the “Company”) executed an employment agreement (the “Agreement”) with Milton “Todd” Ault, III (“Mr. Ault”), an individual, pursuant to which Mr. Ault will be employed and engaged to serve as the Company’s interim Chief Executive Officer (“CEO”), until a new CEO is appointed, on account of Dr. Glazer’s recent resignation, as disclosed in the 8-K (defined below). Mr. Ault will work to resolve the Company’s legacy issues prior to the appointment of a new CEO, which is expected to occur in approximately the end of September. As reported in the Company’s Current Report filed with the Securities and Exchange Commission on Form 8-K on July 14, 2006 (the “8-K”), effective July 11, 2006, Mr. Ault was re-appointed CEO and a Director of the Company.

The Agreement begins August 8, 2006 and continues for an initial term of 12 months. The Agreement will automatically renew for successive one-year terms unless either party delivers to the other party written notice of termination at least 30 days before the end of the then current term (the “Initial Term”). Mr. Ault’s base compensation under the Agreement is $1 per year. For the Initial Term under that certain Agreement Regarding Severance or Separation dated May 24, 2006 (the “Severance Agreement”) between Mr. Ault and the Company, Mr. Ault shall receive, pursuant to an agreement to convert to restricted shares of common stock the cash compensation that was otherwise due under the Severance Agreement, the number of shares at $2.74 per share (the closing price on June 27, 2006), that represent the full amount of his compensation due, which is $180,000, less shares for the amount of that $180,000 already received, which is $40,000. Said compensation therefore will result in the issuance of 51,095 shares of restricted common stock in lieu of cash compensation to Mr. Ault pursuant to the Severance Agreement.

The Company is required to promptly reimburse Mr. Ault for all reasonable out-of-pocket business expenses incurred in performing his responsibilities under the agreement. Mr. Ault is entitled to participate in all of the Company’s benefit plans in effect from time to time for employees of the Company. Mr. Ault is entitled to three weeks of paid vacation, to be scheduled and taken in accordance with the Company’s standard vacation policies. In addition, Mr. Ault is entitled to sick leave and holidays at full pay in accordance with the Company’s policies established and in effect from time to time. The Agreement also contains customary provisions for disability, death, confidentiality, indemnification and non-competition. Both the Company and Mr. Ault have the right to voluntarily terminate the Agreement at any time with or without cause. If the Company voluntarily terminates the Agreement, the Company must pay Mr. Ault a cash sum equal to (a) all accrued base salary through the date of termination plus all accrued vacation pay and cash bonuses, if any, plus (b) as severance compensation, an amount equal to the greater of (A) Mr. Ault’s then base salary for 12 months (at the highest rate during the term of this Agreement), or (B) Mr. Ault’s then base compensation for the remaining employment term of the Agreement. In the event of a merger, consolidation, sale, or change of control, the surviving or resulting company is required to honor the terms of the agreement with Mr. Ault.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
10.1	Employment Agreement entered into as of July 27, 2006 by and between Patient Safety Technologies, Inc. and Milton “Todd” Ault, III.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Patient Safety Technologies, Inc.
Dated: August 25, 2006

By:  /s/ Lynne Silverstein

Name:  Lynne Silverstein
Title:  President